EXHIBIT 99
NATURAL HEALTH TRENDS CORP. WILL APPLY FOR TRANSFER TO
NASDAQ CAPITAL MARKET
DALLAS, TX, April 8, 2008 — Natural Health Trends Corp. (NASDAQ: BHIP) announced today that it will apply to transfer its Nasdaq listing from the Nasdaq Global Market to the Nasdaq Capital Market. The Company no longer meets the continued listing standards for the Nasdaq Global Market because, as reported in its Form 10-K for the year ended December 31, 2007, the Company no longer satisfies the $10 million stockholders’ equity requirement set forth in Marketplace Rule 4450(a)(3). The Company has reported that it had stockholders’ equity of $9,562,000 on December 31, 2007.
On April 3, 2008, the Company received a letter from the Nasdaq Stock Market giving notice of its failure to meet the minimum stockholders’ equity requirement for continued listing on the Nasdaq Global Market. After evaluating this letter, the Company has decided to apply for a transfer to the Nasdaq Capital Market. The Company believes it meets the continued listing requirements for the Nasdaq Capital Market. Listing on the Nasdaq Capital Market will result in a minor cost savings for the Company. The Company does not believe that stockholders’ liquidity will be adversely impacted by a transfer to the Nasdaq Capital Market.
About Natural Health Trends Corp.
Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, Europe and Latin America. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the Company’s website, and management encourages interested parties to register for updated corporate information via email on the Company’s home page, www.naturalhealthtrendscorp.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 — Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed on March 31, 2008, with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
Contact:
Jean Bono
Natural Health Trends Corp.
Investor.Relations@NHTGlobal.com
SOURCE: Natural Health Trends Corp.